EXHIBIT 99-A

                                                Contact: Troy Cook
                                 Senior Vice President Finance and
                                           Chief Financial Officer
                                           NPC International, Inc.
                                                    (913) 327-3109

FOR IMMEDIATE RELEASE

NPC INTERNATIONAL, INC. ANNOUNCES TERMS AND COMPLETION OF 64 PIZZA
             HUT UNIT ACQUISITION FROM PIZZA HUT, INC.

     PITTSBURG, Kansas, (June 8, 2000) - NPC International, Inc. (NASDAQ:NPCI) today announced the terms of its acquisition from Pizza Hut, Inc. (PHI) of 64 Pizza Hut units located in Iowa (58), Illinois (4), and Georgia (2). The units acquired in Iowa are located in and around Des Moines (10), Cedar Rapids/Waterloo (9) and the Quad Cities (8), as well as, the surrounding rural areas. The 38 restaurants and 26 delivery/carryout units generated over $41 million in sales during the 52 weeks ended March 2000. The Company entered into a Letter of Intent to acquire these restaurants on May 4, 2000 and completed the transaction effective today.

     NPC acquired the 64 units for $18,650,000, which will be funded through the Company's existing credit line. Consistent with the terms of the recent acquisitions from PHI, NPC will pay an ongoing royalty rate of 6.5% of sales in accordance with Pizza Hut's current franchise agreement. As assets are upgraded to meet current re-build standards, as established by PHI, the Company will commence paying a 4% royalty rate for such assets over a new 20-year period. NPC expects the majority of the acquired assets will meet upgrade standards within eight years.

      With the exception of historical information, certain of the matters discussed in this news release are forward-looking statements that involve estimates, risks and uncertainties including, but not limited to, economic conditions, consumer demand, availability of real estate, competitive conditions and pricing, food costs, labor costs, and other risks indicated in filings with the Securities and Exchange Commission.

      NPC  International, Inc. is the world's  largest  Pizza  Hut
franchisee   and   operates   845  Pizza   Hut   restaurants   and
delivery/carryout units in 27 states.

      For more information contact Troy D. Cook, Senior Vice President Finance and Chief Financial Officer, NPC International, Inc., 14400 College Boulevard, Suite 201, Lenexa, Kansas 66215 Telephone Number: (913) 327-3109.
                               00-06